CONSENT OF JANE E. TRUSTY

I hereby consent to the incorporation by reference, into the Registration Statement on Form S-3, including any amendments thereto and any related prospectus (together, the “Registration Statement”), filed by U.S. Energy Corp. (the “Company”) with the Securities and Exchange Commission, of the information contained in my reports relating to certain estimated quantities of the Company's proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2017, 2016 and 2015, all as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (the “Annual Report”). I further consent to references to me under Item 2 – Properties under the heading “Oil and Gas” and Item 8, Note 16 of the Notes to Consolidated Financial Statements under the caption “Oil and Gas Reserves (Unaudited)” all as such information is set forth in that Annual Report, which Annual Report is incorporated by reference into the Registration Statement, as well as the reference to me as an expert in the Registration Statement and any related prospectus.

Very truly yours,
/s/ Jane E. Trusty
Jane E. Trusty, P.E.